This filing is made pursuant to Rule 424(b)(3)

under the Securities Act of 1933, as amended,

in connection with Registration No. 333-106767.

PROSPECTUS

REMEC, INC.

1,391,650 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of up to 1,391,650 shares of our common stock, par value $0.01 per share, by the selling security holder, Himark Telecom Group Limited, a Cayman Islands exempt company. The 1,391,650 shares represent approximately 2.4% of our current outstanding common stock and represents the maximum number of shares of common stock being registered for resale under this prospectus.

Information regarding Himark Telecom Group Limited, and the times and manner in which it may offer and sell shares of our common stock under this prospectus, is provided under “Selling Security Holder” and “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale of these shares by the selling security holder under this prospectus.

Our common stock trades on the Nasdaq National Market under the symbol “REMC.” On August 4, 2003, the closing price for our common stock, as reported on the Nasdaq National Market, was $8.78 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on Page 2 of this prospectus for risks you should consider. You should read the entire prospectus carefully before you make any investment decision to purchase our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holder is only offering to sell, and seeking offers to buy, shares of REMEC common stock in jurisdictions where offers and sales are lawfully permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

In this prospectus, “REMEC,” the “Registrant,” “we,” “us” and “our” refer to REMEC, Inc.

The date of this prospectus is August 4, 2003

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PROSPECTUS SUMMARY

This prospectus relates to the resale of up to 1,391,650 shares of our common stock by Himark Telecom Group Limited. The selling security holder may sell its shares of our common stock in the open market at prevailing market prices or in private transactions at negotiated prices. It may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling security holder or from the purchaser and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from any sale of the 1,391,650 shares of our common stock offered by the selling security holder.

SUMMARY OF INFORMATION ABOUT THE COMPANY

REMEC was incorporated in California in January 1983. Our principal executive offices are located at 3790 Via de la Valle, Del Mar, California 92014, and the telephone number for that location is (858) 505-3713. Our Internet address is http://www.remec.com. The information on our website is not incorporated by reference into this prospectus.

REMEC designs and manufactures high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks in the defense and commercial sectors. Our products are designed to improve the capacity, efficiency, quality and reliability of wireless communications infrastructure equipment. We also develop and manufacture highly sophisticated wireless communications equipment used in the defense industry, including communications equipment integrated into electronic systems for tactical aircraft, ships, ground systems, satellites, missile systems and smart weapons. We manufacture products that operate at the full range of frequencies currently used in wireless communications transmission, including radio frequencies, or “RF,” microwave frequencies and millimeter wave frequencies. By offering products that cover the entire frequency spectrum for wireless communications, we are able to address opportunities in the worldwide mobile wireless communications market and defense markets.

RISK FACTORS

You should carefully consider the following risks and uncertainties before you invest in our common stock. Investing in our common stock involves risk. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. The following are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also “Special Note Regarding Forward-Looking Statements.”

Current economic conditions are uncertain.

Current conditions in the domestic and global economies are extremely uncertain. As a result, it is difficult to estimate the level of growth, if any, for the economy as a whole, and even more difficult to estimate growth, if any, in the specific markets in which we participate. Because our budgeting and forecasting are dependent upon estimates regarding the markets we serve, the prevailing economic uncertainty renders estimates of future income and expenditures even more difficult than usual to make. The future direction of the overall domestic and global economies will have a significant impact on our overall performance.

The terrorist attacks in 2001, current conflicts in the Middle-East and the potential for future terrorist attacks and conflicts have created many economic and political uncertainties that have severely impacted the global economy. We experienced a further decline in demand for our products after the terrorist attacks in 2001. The long-term effects of these economic and political uncertainties on our business and the global economy remain unknown.

Operating in the commercial wireless communications industry carries certain risks.

Our success in the commercial wireless market depends in large part on investments by our customers in expensive wireless infrastructure equipment. Because the commercial wireless market has only recently begun to develop, it is difficult to predict the rate at which this market will grow, if at all. This market is currently experiencing a downturn, and as a result our customers may continue to reduce their capital expenditures in response to current or anticipated reductions in consumer demand for their products and services. If the current economic uncertainty continues, demand for our commercial wireless products may be sharply reduced or may fail to develop, which would adversely affect our revenues. In addition, the need to invest in the engineering, research and development and marketing required to penetrate markets and maintain service and support capabilities limits our ability to reduce expenses during downturns.

Our operations may be adversely affected by energy shortages.

In the past, California has experienced shortages of electrical power. This condition has periodically resulted in rolling brown-outs or the temporary and generally unannounced loss of the primary electrical power source. Our facilities in San Diego, Poway, Escondido and Milpitas are powered by electricity. Currently, we do not have secondary electrical power sources to mitigate the impacts of temporary or longer-term electrical outages. Although the immediate threat of power shortages in California has decreased, our operating facilities may experience brown-outs, black-outs or other consequences of the shortage, and may be subject to usage restrictions or other energy consumption regulations that could adversely impact or disrupt our research and development, manufacturing and other activities.

The failure of our customers to sell wireless communications network solutions that include our subsystems and integrated components would harm our sales.

In general, our integrated components and subsystems must be custom designed for use in our customers’ products. As a result, we sell our products to a relatively small group of customers, and our products must be specifically engineered for each customer. While we select our customers based on our assessment of their ability to succeed in the marketplace, we can not be sure of their success. If our customers are not successful, the length of time required to re-engineer our product for another customer may delay our sales or prohibit us from getting our products to the marketplace in a timely manner or at all.

Our production schedules and manufacturing processes may cause fluctuations in quarterly results.

Our quarterly results have varied significantly in the past and are likely to continue to vary significantly. These fluctuations are due to a number of factors, including the following: timing, cancellation or rescheduling of customer estimates for product; customer orders and shipments; pricing and mix of products sold; introduction of new products; our ability to obtain components and subassemblies from contract manufacturers and suppliers; and variations in manufacturing efficiencies. Any one of these factors could substantially affect our results of operations for any particular fiscal quarter.

Our continued efforts to service the defense market may limit our growth in revenues.

We make a substantial portion of our sales to the U.S. defense market. As a result, lower defense spending by the U.S. government could materially reduce our revenues. Lower defense spending by the U.S. government on REMEC programs might occur because of defense budget cuts, general budget cuts or other causes.

We expect to continue to derive a substantial portion of our revenues from defense programs and to develop microwave products for defense applications. If a significant defense program or contract ends, and we fail to replace sales from that program or contract, our revenues will decline. In addition, a large portion of our expenses are fixed and difficult to reduce, thus magnifying the negative effect of any shortfall in revenue.

Our defense development contracts could cause our quarterly results to fluctuate.

We have entered into more defense industry development contracts as a source of defense revenues. Development contracts are contracts for the development of products, rather than the production of existing products and they tend to be fixed price contracts that generally result in lower gross profit margins than production contracts. As a result, our increased reliance on development contracts has led to increased quarterly fluctuations in sales and gross profit margins. Accordingly, our comparative performance from one fiscal quarter to the next is not necessarily an accurate indicator of our future performance.

Our exclusive arrangements with some customers may limit our pursuit of market opportunities and may result in a loss of revenues.

We have granted some of our customers exclusivity on specific products, which means that we are only permitted to sell those specially engineered products to them. We expect that in some cases our existing customers and new customers may require us to give them exclusivity on new products that we make for them. By entering into exclusive arrangements, we may forego opportunities to supply these products to other companies. In addition, if we enter into exclusive relationships with customers who prove to be unsuccessful, our revenues will be negatively affected. We may not be able to establish business relationships with, or negotiate acceptable arrangements with, significant customers in the future. Also, our current or future arrangements with significant customers may not continue or be successful.

Our dependence on a few sole suppliers may decrease our timeliness of product delivery to customers.

In some cases, we rely on sole suppliers or limited groups of suppliers to provide us with services and materials necessary for the manufacture of our products. If we are not able to obtain sufficient allocations of these components, our production and shipment of product will be delayed, we may lose customers and our profitability may be affected.

Other risks relating to our reliance on sole suppliers include reduced control over productions costs, delivery schedules, reliability and quality of materials. Any inability to obtain timely deliveries of acceptable quality materials, or any other circumstances that would require us to seek alternative suppliers, could adversely affect our ability to deliver products to our customers. While it is unlikely that costs from our major suppliers will increase as costs are strictly managed through long term contracts, if they did, we may suffer losses if we are unable to recover such cost increases under fixed price production commitments to our customers.

Fixed-price contracts may increase risks of cost overruns and product non-performance.

Our customers establish demanding specifications for product performance, reliability and cost. Most of our customer contracts are firm fixed price contracts. Firm fixed price contracts provide for a predetermined fixed price for the products we make, regardless of the costs we incur. We have made pricing commitments to customers based upon our expectation that we will achieve more cost effective product designs and automate more of our manufacturing operations.

Manufacture of our products is an extremely complex process. We face risks of cost overruns or order cancellations if we fail to achieve forecasted product design and manufacturing efficiencies or if products cost more to produce than expected. The expense of producing products can rise due to increased cost of materials, components or labor, or other factors. We may have cost overruns or problems with the performance or reliability of our products in the future.

Our success in pursuing sales in international markets may be limited by risks related to international trade and marketing.

For the fiscal year ended January 31, 2003, approximately 34% of our revenue was derived from sales to customers residing outside the U.S. In addition, some of our U.S.-based customers who integrate our subsystems into their products may sell into these international markets. Adverse international economic conditions or developments, including economic instability in Asia, have in the past and could in the future negatively affect our direct sales and sales by our customers into these regions which would impact our revenues.

In addition to the uncertainty as to our ability to maintain and expand our international presence, there are certain risks inherent in foreign operations, including: delays resulting from export restrictions on certain products and technologies; fluctuations in foreign currencies and the U.S. dollar; loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks; overlap of different tax structures; seasonal reductions in business activity; and risks of increases in taxes and other government fees. In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws.

Increasing our international market presence may be difficult and costly.

We may seek to expand our presence in international wireless communications and related markets by entering into partnerships or alliances with OEMs and service providers in those countries and acquiring complementary international business. We have had limited experience in partnering with international entities and managing international operations. The success of our ability to increase our international market presence is dependent on a number of factors, including the success of our domestic operations, level of funding, stability of our stock price, ability to produce competitive international products, attraction and retention of key employees at our international locations and our execution of strategic objectives.

We may encounter difficulties in effectively integrating acquired businesses.

Over the last several years we have acquired a number of companies. Acquisitions may result in potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could harm our profitability. In addition, acquisitions involve numerous risks, including, among other things: higher than estimated acquisition expenses; difficulties in successfully assimilating the operations, technologies and personnel of the acquired company; diversion of management’s attention from other business concerns; risks of entering markets in which we have no or limited direct prior experience; and the potential loss of key employees and customers as a result of the acquisition. There can be no assurance as to the effect of future acquisitions on our business or operating results.

Competition among technology companies for experienced engineers and other personnel may affect our ability to sustain our growth expectations.

We depend on attracting and retaining competent personnel in all areas of our business, including management, engineering, manufacturing, quality assurance, finance, marketing and support. In particular, our development efforts depend on hiring and retaining qualified engineers. We believe that engineers, including highly skilled microwave engineers, with the skills necessary to develop products for wireless communications are in high demand. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. If we are unable to hire a sufficient number of engineering personnel, we may be unable to support the growth of our business, and as a result, our sales may suffer.

We may not be able to adequately protect or enforce our intellectual property rights, which could harm our competitive position.

Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies and processes. Despite our efforts to protect our proprietary technologies and processes, it is possible that certain of our competitors or other parties may obtain, use or disclose our technologies and processes. We have been issued a number of patents and other patent applications are currently pending. We cannot assure that any additional patents will be issued. Even if a new patent is issued, the claims allowed may not be sufficiently broad to protect our technology. In addition, any of our existing or future patents may be challenged, invalidated or circumvented. Moreover, any rights granted under these patents may not provide us with meaningful protection. If our patents do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents.

We may be required to take additional impairment charges.

At May 2, 2003 our balance sheet includes, $42.6 million of goodwill, other intangible assets, and strategic investments in other companies. During the last two fiscal years, the Company has taken additional impairment losses for these types of assets. Every reporting period we are required to review these assets for indicators of impairment and if such indicators are apparent, we may be required to take additional charges, which could be material.

Our implemented restructuring plan could result in operational disruptions and other difficulties and additional restructuring of operations may be required in the future.

As a result of the continuing significant economic slowdown and the related uncertainties in the telecommunications industry, we implemented a restructuring plan in fiscal 2002 and reassessed it in fiscal 2003. The plan focused on cost reductions including down-sizing our workforce and a transition of manufacturing operations to low cost offshore locations. We cannot assure you that our restructuring efforts will be successful, that future operations will improve or that the completion of the restructuring will not disrupt our operations. A large portion of our operating expenses, including rent and capital lease expenditures, are fixed and difficult to reduce or change in the short-term. Accordingly, if our revenues do not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue and additional restructuring of our operations may be required in the future.

Our stock price may fluctuate significantly.

The market price of our common stock, like the stock prices of many companies in the telecommunications industry, is subject to wide fluctuations in response to a variety of factors, including: actual or anticipated operating results; announcements of technological innovations; announcements of new products or new contracts by us, our competitors or customers; government regulatory action; developments with respect to wireless telecommunications; and general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations. These fluctuations have particularly affected the market prices for the stocks of technology companies and have often been unrelated to the operating performance of particular companies. The market price of our common stock has been highly volatile and may continue to be highly volatile.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov, as well as at our website at http://www.remec.com. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549 and at the regional offices of the SEC at 233 Broadway, New York, New York 10279 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Please call the SEC at (800) SEC-0330 for further information on the SEC’s Public Reference Rooms.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents previously filed by us with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus and made a part hereof:

1.	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the SEC on April 30, 2003;

2.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 7, 2003;

3.	Our Current Report on Form 8-K filed with the SEC on June 4, 2003;

4.	Our Current Report on Form 8-K filed with the SEC on June 11, 2003;

5.	Our Quarterly Report on Form 10-Q filed with the SEC on June 16, 2003; and

6.	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on December 13, 1995.

All documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: REMEC, Inc., 3790 Via de la Valle, Del Mar, CA 92014, Attention: Investor Relations, telephone: (858) 505 3713.

USE OF PROCEEDS

The selling security holder will receive all of the proceeds from the sale of the shares offered by this prospectus.

SELLING SECURITY HOLDER

The selling security holder is Himark Telecom Group Limited, a Cayman Islands exempt company (“Himark”). On May 31, 2003, REMEC acquired the business of Himark through an Asset Purchase Agreement between REMEC China Holdings SRL, a Barbados society with restricted liability and wholly-owned indirect subsidiary of REMEC, Himark and certain other parties. As consideration for the purchase of the business of Himark, Himark received, among other consideration, 1,391,650 shares of our common stock. Pursuant to the terms of the Asset Purchase Agreement, we agreed to register those shares for resale pursuant to a Form S-3 registration statement. In addition, as explained below under “Plan of Distribution,” we also agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration.

Shu Yi Lin has an indirect beneficial ownership interest in the equity of Himark. Ms. Lin was appointed on June 1, 2003 as Senior Vice President of REMEC’s Asia division, as well as President of REMEC Wireless Telecommunication (Shanghai) Co., Ltd., a majority-owned indirect subsidiary of REMEC. As part of Ms. Lin’s employment by REMEC, she was granted two non-qualified stock options to acquire an aggregate of 100,000 shares of our common stock. The options will vest at a rate of 25% per year over a four year period.

The following table sets forth the number of shares of our common stock owned beneficially by Himark as of June 26, 2003 and the number of shares that may be offered pursuant to this prospectus. Himark will not own any shares of our common stock after completion of this offering, assuming that all of the shares of our common stock being offered by Himark are sold and assuming that no shares of our common stock are purchased by Himark prior to the sale of all common stock being offered under this prospectus. The information in the table is based upon information provided to us by Himark.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After the Offering(2)
Selling Security Holder	Number	Percent(1)	Shares Offered	Number	Percent
Himark Telecom Group Limited	1,391,650	2.4	1,391,650	—	—

(1)	Based upon 58,739,421 shares of our common stock outstanding on July 1, 2003. This registration statement will also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.
(2)	Assumes no shares of our common stock are purchased by Himark prior to the sale of all common stock being offered under this prospectus.

PLAN OF DISTRIBUTION

We will receive no proceeds from this offering. The shares offered by this prospectus may be sold by the selling security holder from time to time in a variety of ways. These include on the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of these methods of sale. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The selling security holder may effect sale transactions by selling the shares to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom the broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In order to comply with the securities laws of certain states, if applicable, the shares will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling security holder and any broker-dealers or agents that participate with the selling security holder in the distribution of the shares may under certain circumstances be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling security holder may agree to indemnify broker-dealers against certain liabilities, including liabilities under the Securities Act.

Any broker-dealer participating in the distribution of shares as agent may receive commissions from the selling security holder (and, if it acts as agent for the purchaser of the shares, from the purchaser). Broker-dealers may agree with the selling security holder to sell a specified number of shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares. Broker-dealers who acquire shares as principal may thereafter resell these shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, on the Nasdaq National Market, in privately negotiated transactions, or by a combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of shares commissions computed as described above.

Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. The selling security holder will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of our common stock by the selling security holder.

The selling security holder will pay all commissions and other expenses associated with the sale of shares by it. The shares offered by this prospectus are being registered pursuant to contractual obligations, and we have agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the selling security holder. We have not made any underwriting arrangements with respect to the sale of shares offered by this prospectus.

LEGAL MATTERS

The legality of the issuance of the securities being offered by this prospectus is being passed upon by Heller Ehrman White & McAuliffe LLP, San Francisco, California.